As filed with the Securities and Exchange Commission on August 18, 2015

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

BAR HARBOR BANKSHARES

(Exact name of registrant as specified in its charter)

Maine	01-0393663
(State or other jurisdiction of incorporation or organization)	(IRS employer identification number)

PO Box 400 82 Main Street, Bar Harbor, Maine (207) 288-3314	04609-0400
(Address of principal executive offices)	(Zip code)

BAR HARBOR BANKSHARES AND SUBSIDIARIES EQUITY INCENTIVE PLAN OF 2015

(Full title of the Plan)

Curtis C. Simard

President and Chief Executive Officer

Bar Harbor Bankshares

82 Main Street

Bar Harbor, Maine 04609-0400

(207) 288-3314

(Name, address and telephone number of Agent for Service)

Copies to:

Richard A. Schaberg

Hogan Lovells US LLP

555 Thirteenth Street, N.W.

Washington, District of Columbia 20004

(202) 637-5600

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer or a smaller reporting company. See definitions of “large accelerated filer, “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act (Check one):

Large accelerated filer	☐	Accelerated filer	☒

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

CALCULATION OF REGISTRATION FEE

Title of Securities To Be Registered	Amount To Be Registered (1)	Proposed Maximum Offering Price Per Share (2)	Proposed Maximum Aggregate Offering Price (2)	Amount of Registration Fee
Bar Harbor Bankshares and Subsidiaries Equity Incentive Plan of 2015 (Common stock, $2.00 par value)	280,000	$32.945	$9,224,600	$1,071.90
TOTAL	280,000	—	$9,224,600	$1,071.90

(1)	Represents shares of Bar Harbor Bankshares’ (the “Registrant”) common stock reserved for future grant under the Bar Harbor Bankshares and Subsidiaries Equity Incentive Plan of 2015 (the “2015 Plan”). Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover any additional shares of common stock which become issuable under the 2015 Plan by reason of any stock dividend, stock split, recapitalization or any other similar transaction effected without receipt of consideration which results in an increase in the number of the Registrant’s outstanding shares of common stock.
(2)	Estimated pursuant to Rule 457(c) and Rule 457(h) solely for the purpose of calculating the registration fee. The proposed maximum offering price per share and proposed maximum aggregate offering price are based on the average of the high and low sale prices of the Registrant’s common stock as reported on The NYSE MKT, LLC on August 13, 2015.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The information called for by Part I of Form S-8 is omitted from this Registration Statement in accordance with Rule 428 of the Securities Act and the instructions to Form S-8. In accordance with the rules and regulations of the Securities and Exchange Commission (the “Commission”) and the instructions to Form S-8, such documents are not being filed with the Commission either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

Bar Harbor Bankshares (the “Registrant”) hereby incorporates by reference into this Registration Statement the following documents filed by it with the Commission:

(a)	the Registrant’s Annual Report on Form 10-K for the year ended December 31, 2014 filed with the Commission on March 16, 2015;

(b)	All other reports of the Registrant filed with the Commission pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), since the end of the fiscal year covered by the Registrant’s Annual Report referred to in (a) above; and

(c)	the description of the Registrant’s common stock contained in the Registrant’s Current Report on Form 8-K filed with the Commission on August 7, 2015, and any other amendment or report filed with the Commission for the purpose of updating such description.

All documents filed by the Registrant pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the filing of this Registration Statement and prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference into this Registration Statement and to be a part hereof from the date of filing such documents, except as to specific sections of such documents as set forth therein. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for the purposes of this Registration Statement to the extent that a statement contained in this Registration Statement or in any other subsequently filed document that also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

Not applicable.

Item 6. Indemnification of Directors and Officers.

The Maine Business Corporation Act, Title 13-C M.R.S.A. Section 101, et seq. (the “MBCA”), sets forth the ability of a corporation organized under the laws of the State of Maine to indemnify its officers and directors. The MBCA provides that, subject to certain exceptions, a Maine corporation may indemnify an individual who is party to a proceeding because that individual is a director of the corporation against liability if (A)(i) the individual’s conduct was in good faith, (ii) the individual reasonably believed that (a) in the case of conduct in the individual’s official capacity, that the individual’s conduct was in the corporation’s best interests and (b) in all other cases, that the individual’s conduct was at least not opposed to the corporation’s best interests, and (iii) in the case of any criminal proceeding, the individual had no reasonable cause to believe that the individual’s conduct was unlawful or (B) the individual engaged in conduct for which indemnification is permissible or obligatory under the corporation’s articles of incorporation. The MBCA further provides that a Maine corporation shall indemnify a director who was wholly successful, on the merits or otherwise, in the defense of any proceeding to which the director was a party because the director was a director of the corporation against reasonable expenses incurred by the director in connection with the proceeding.

A Maine corporation may also, before final disposition of a proceeding, advance funds to pay for or reimburse the expenses incurred in connection with a proceeding by an individual who is a party to the proceeding because that individual is a member of the board of directors, provided that the individual makes certain written affirmation and undertakings. The corporation’s board of directors or shareholders may authorize any such advancement of funds or reimbursement of expenses, provided that such authorization is effected in the manner contemplated by Section 854 of the MBCA.

A Maine corporation may indemnify and advance expenses to an officer of the corporation who is a party to a proceeding because the officer is an officer of the corporation to the same extent as a director and, if the officer is an officer but not a director, to such further extent as may be provided in the corporation’s articles of incorporation, the bylaws, a resolution of the corporation’s board of directors or a contract, subject to certain exceptions. An officer of a Maine corporation who is not also a director is entitled under the MBCA to mandatory indemnification to the same extent to which a director may be entitled to such indemnification.

Notwithstanding the foregoing, a Maine corporation has no power to indemnify a director or officer unless it has made a determination that the person has met the relevant standard of conduct.

The bylaws of the Registrant set forth the circumstances under which the Registrant shall, and the requirements to be fulfilled in order for the Registrant to, provide indemnification to its directors and officers. The bylaws provide for mandatory indemnification, including that, subject to certain exceptions, the Registrant shall indemnify a director and officer in connection with any proceedings to which any such person is a party or is threatened to be made a party by reason of the fact that they are or were a director or officer of the Registrant or, while a director or officer of the Registrant, were serving at the request of the Registrant as a director, officer, partner or other agent of another entity, against expenses incurred by that person in connection with such action, provided, among other things, that the person to be indemnified acted in good faith. In addition, the bylaws provide for advancement of funds to pay for or reimbursement of reasonable expenses incurred by a director or officer in certain circumstances.

The Registrant maintains directors and officers liability insurance in amounts and on terms which the Registrant’s Board of Directors deems reasonable. In the ordinary course of business, the Registrant’s Board of Directors regularly reviews the scope and adequacy of such insurance coverage.

The Registrant has entered into an employment agreement with its President and Chief Executive Officer, which provides for reimbursement of expenses in certain instances. The Registrant has also entered into change in control agreements with certain of its officers, which provide for indemnification for expenses in some instances.

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits.

The exhibits to this Registration Statement are listed on the Exhibit Index attached hereto and incorporated by reference herein.

Item 9. Undertakings.

A. The undersigned Registrant hereby undertakes:

1. To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement.

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

Provided, however, that paragraphs (A)(1)(i) and (A)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

2. That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3. To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

B. The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

C. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the Town of Bar Harbor, State of Maine on August 18, 2015.

Bar Harbor Bankshares

By:	/s/ Curtis C. Simard
Curtis C. Simard
President and Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Curtis C. Simard and Gerald Shencavitz, and each or any one of them, his or her true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their or his or her substitutes or substitute, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement on Form S-8 has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Curtis C. Simard	Chief Executive Officer, President and Director (Principal Executive Officer)	August 18, 2015
Curtis C. Simard

/s/ Gerald Shencavitz	Executive Vice President, Chief Financial Officer and Treasurer (Principal Financial Officer and Principal Accounting Officer)	August 18, 2015
Gerald Shencavitz

/s/ Peter Dodge	Chairperson of the Board	August 18, 2015
Peter Dodge

/s/ Thomas A. Colwell	Director	August 18, 2015
Thomas A. Colwell

/s/ Matthew L. Caras	Director	August 18, 2015
Matthew L. Caras

/s/ Martha T. Dudman	Director	August 18, 2015
Martha T. Dudman

/s/ Lauri E. Fernald	Director	August 18, 2015
Lauri E. Fernald

/s/ Daina H. Hill	Director	August 18, 2015
Daina H. Hill

/s/ Clyde H. Lewis	Director	August 18, 2015
Clyde H. Lewis

/s/ Constance C. Shea	Director	August 18, 2015
Constance C. Shea

/s/ Kenneth E. Smith	Director	August 18, 2015
Kenneth E. Smith

/s/ Scott G. Toothaker	Director	August 18, 2015
Scott G. Toothaker

/s/ David B. Woodside	Director	August 18, 2015
David B. Woodside

EXHIBIT INDEX

Exhibit Number	Exhibit Description

4.1	Articles of Incorporation, as amended

4.2	Amended and Restated Bylaws (incorporated herein by reference to Exhibit 3.2 to the Registrant’s Current Report on Form 8-K, filed with the Commission on November 29, 2011).

4.3	Specimen common stock certificate (incorporated herein by reference to Exhibit 4.4 to the Registrant’s Registration Statement on Form S-3 (File No. 333-162450), filed with the Commission on October 13, 2009).

5.1	Opinion of Eaton Peabody, P.A.

10.1 *	Bar Harbor Bankshares and Subsidiaries Equity Incentive Plan of 2015 (incorporated herein by reference to Exhibit 10.1 to the Registrant’s Current Report on Form 8-K, as amended, filed with the Commission on May 22, 2015 (the “2015 Equity Incentive Plan”)).

10.2 *	Form of Incentive Stock Option Agreement under the 2015 Equity Incentive Plan.

10.3 *	Form of Restricted Stock Agreement (Directors) under the 2015 Equity Incentive Plan.

10.4 *	Form of Restricted Stock and Performance-Based Restricted Stock Unit Agreement under the 2015 Equity Incentive Plan.

23.1	Consent of Independent Registered Accounting Firm.

23.2	Consent of Eaton Peabody, P.A. (included in Exhibit 5.1).

24.1	Power of Attorney (included on the signature page to this Registration Statement).

*	Management contract or compensatory plan or arrangement.